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Exhibit 10.2



        To:  Tom Shull
        From: Charlie Messina
        Date: May 14, 2001


        Dear Tom,

        This is to confirm that you shall be granted a transaction bonus equal to 50% of your annualized base salary payable to you under the Services Agreement dated as of December 5, 2000, as amended, among Meridian Ventures, LLC, yourself and Hanover Direct, Inc. (the "Services Agreement") upon the occurrence of a Change of Control. "Change of Control" is defined in the Hanover Direct, Inc. Key Executive Eighteen Month Compensation Continuation Plan effective as of April 25, 2001, as amended (the "Plan"). For purposes of the benefits under the Plan and this letter agreement, the parties agree that your annualized base salary is $600,000. This bonus, payable in one lump sum on the date of closing of any transaction which constitutes a Change of Control, will be paid to you only if you are actively employed by the Company on the date the Change of Control occurs. Your voluntary termination or an involuntary termination for cause will cancel this obligation, the transaction bonus becoming null and void.

        This understanding does not effect any other provisions of the Services Agreement.

        Any dispute arising from this Agreement will be settled through binding arbitration, by an arbitrator mutually acceptable to the parties.

        HANOVER DIRECT, INC.                         Accepted by:

        By: /s/ Charles Messina                      /s/ Thomas C. Shull
            ------------------------------------     ---------------------------
            Charles Messina, Executive               Thomas C. Shull
                  Vice President